Consent of Independent Registered Public Accounting Firm

Shareholders and Board of Trustees
BNY Mellon Funds Trust:
With respect to BNY Mellon International Equity Income Fund (a series of BNY Mellon Funds Trust) filing on Form N-1A included herein, we consent to the reference to our firm name under the heading "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
December 7, 2011